   Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 23, 2004 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that net income increased 43% to $23.9 million for the quarter ended June 30, 2004, from $16.7 million for the same period in the prior year.

        Earnings per diluted share for the quarter were $0.66, a 40% increase over earnings per diluted share of $0.47 for the quarter ended June 30, 2003. During the quarter ended June 30, 2004, the Company’s earnings per diluted share included a net benefit of $0.06 due to a reduction in the Company’s provision for income taxes primarily related to the completion of an IRS audit through the year 2001 and changes to certain state and international tax estimates, partially offset by the year-to-date impact of an increase in the effective tax rate from 32.0% to 33.25%. In addition, earnings per diluted share increased approximately $0.03 per share due to a reduction in estimated liability for a third party claim and the effect of a payment received by the Company to settle certain litigation. Excluding these items that benefited earnings per share by a total of $0.09 per share, adjusted fully diluted earnings per share were $0.57, an increase of 21% from the quarter ended June 30, 2003.

        Revenue for the second quarter of 2004 increased 13% to $137.4 million from $121.8 million for the second quarter of 2003. The favorable impact of currency contributed 2% to revenue growth.

        Companion Animal Group (CAG) revenue for the second quarter of 2004 increased 14% to $112.7 million from $98.8 million for the second quarter of 2003. This increase resulted primarily from increased sales of instruments and consumables, laboratory services, rapid assays and pharmaceutical products. The increase in laboratory services revenue was due in part to veterinary laboratory acquisitions in late 2003 and early 2004. The favorable impact of foreign currency contributed 2% to revenue growth.

        Water segment revenue for the second quarter increased 15% to $13.0 million from $11.3 million for the second quarter of 2003 primarily due to increased sales in Europe and, to a lesser extent, in North America. The favorable impact of foreign currency contributed 4% to revenue growth.

- m o r e -

IDEXX Laboratories Announces Second Quarter Results
July 23, 2004

        Food Diagnostics Group (FDG) revenue for the second quarter decreased 1% to $11.6 million from $11.8 million for the second quarter of 2003. The impact of foreign currency increased reported revenue by 4%.

        “In the second quarter, strong end customer demand resulted in continued revenue growth across our Companion Animal Group and from our Water business,” said Jonathan W. Ayers, President and CEO. “This growth was accompanied by nice gross margin improvement. We are continuing to invest in our business to drive sustained growth in revenues and profits in 2005 and beyond.”

Year-to-date results

        Year-to-date net income for 2004 was $41.7 million, an increase of 45% over net income of $28.8 million for the same period in the prior year. Year-to-date earnings per diluted share were $1.14 per diluted share, a 41% increase over earnings per diluted share of $0.81 for the same period in the prior year. Excluding the effects of the tax, third party claim and litigation related items discussed above, adjusted income and earnings per diluted share increased 32% and 28%, respectively.

        Year-to-date revenue increased 17% to $270.8 million from $231.1 million for the same period in 2003. The favorable impact of currency contributed 4% to revenue growth.

        Companion Animal Group (CAG) revenue for the six months ended June 30, 2004 increased 19% to $222.6 million from $187.0 million. This increase resulted primarily from increased sales of instruments and consumables, laboratory services, rapid assays and pharmaceutical products. The favorable impact of currency contributed 3% to year-to-date revenue growth.

        Water segment revenue for the six months ended June 30, 2004 increased 16% to $24.9 million from $21.4 million primarily due to increased sales in Europe and to a lesser extent North America. The favorable impact of foreign currency contributed 5% to year-to-date revenue growth.

        Food Diagnostics Group (FDG) revenue for the six months ended June 30, 2004 increased 3% to $23.4 million from $22.8 million for the same period in 2003. The favorable impact of foreign currency increased revenue growth by 6%.

- m o r e -

IDEXX Laboratories Announces Second Quarter Results
July 23, 2004

Outlook

        The Company offers the following guidance for the third quarter of 2004:

•	Revenue is expected to be $134 to $135 million.
•	Operating margin is expected to be 19% to 19.5% of revenue.
•	Diluted earnings per share are expected to be approximately $0.49.

        The Company offers the following guidance for the full year of 2004:

•	Revenue is expected to be approximately $538 to $542 million.
•	Diluted earnings per share are expected to be approximately $2.11 to $2.13. Excluding the $0.09 per share described above for revisions to certain estimates and a litigation settlement in the second quarter, non-GAAP diluted earnings per share are expected to be $2.02 to $2.04.

        The Company offers the following preliminary guidance for 2005:

•	Revenue is expected to be approximately $590 to $600 million.
•	Diluted earnings per share are expected to be approximately $2.20 to $2.25.

        IDEXX Laboratories, Inc., is a worldwide leader in the development and commercialization of innovative, technology-based products and services for veterinary, food and water applications. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories’ food and water businesses are focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 2,500 people and offers products to customers in over 100 countries.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations of future events, which are subject to risks and uncertainties. If underlying assumptions prove inaccurate, actual results could vary materially from management’s expectations. Risks and uncertainties include timing and success of new product introductions, competition and technological change, government regulation and obtaining government approvals, product demand and market acceptance of products, availability of products and raw materials, and litigation. A further description of these risks and uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

- m o r e -

IDEXX Laboratories Announces Second Quarter Results
July 23, 2004

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2004	2003	2004	2003

Revenue:	Revenue	$137,379	$121,846	$270,796	$231,093
Expenses and
Income:	Cost of revenue	65,377	62,175	131,748	119,960

	Gross profit	72,002	59,671	139,048	111,133
	Sales and marketing	20,679	17,198	41,662	33,521
	General and administrative	11,583	9,835	23,825	20,190
	Research and development	8,685	8,304	17,205	15,641

	Income from operations	31,055	24,334	56,356	41,781
	Interest income, net	756	764	1,485	1,454

	Income before provision for income taxes
	and partner’s interest	31,811	25,098	57,841	43,235
	Partner’s share of consolidated loss	73	—	206	—
	Provision for income taxes	7,974	8,408	16,346	14,483

Net Income:	Net income	$ 23,910	$ 16,690	$ 41,701	$ 28,752

	Earnings per share: Basic	$ 0.69	$ 0.49	$ 1.20	$ 0.85

	Earnings per share: Diluted	$ 0.66	$ 0.47	$ 1.14	$ 0.81

	Shares outstanding: Basic	34,584	34,100	34,679	33,956

	Shares outstanding: Diluted	36,423	35,531	36,447	35,526

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Ratios (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2004	2003	2004	2003

Key Operating
Ratios (as a
percentage of
revenue):	Gross profit	52.4%	49.0%	51.3%	48.1%
	Sales, marketing, general and
	administrative expense	23.5%	22.2%	24.1%	23.2%
	Research and development expense	6.3%	6.8%	6.4%	6.8%

	Income from operations	22.6%	20.0%	20.8%	18.1%

International
Revenue:	International revenue	30.7%	30.1%	31.0%	30.0%

- m o r e -

IDEXX Laboratories Announces Second Quarter Results
July 23, 2004

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2004	2003	2004	2003

Revenue:	Companion Animal Group	$112,731	$ 98,794	$222,561	$186,982
	Water	13,004	11,292	24,858	21,360
	Food Diagnostics Group	11,644	11,760	23,377	22,751

	Total	$137,379	$121,846	$270,796	$231,093

Gross Profit:	Companion Animal Group	$ 56,109	$ 46,242	$108,185	$ 85,649
	Water	8,748	7,463	16,741	14,027
	Food Diagnostics Group	7,145	5,966	14,122	11,457

	Total	$ 72,002	$ 59,671	$139,048	$111,133

Income from
Operations:	Companion Animal Group	$ 23,461	$ 18,525	$ 41,709	$ 31,212
	Water	5,972	4,648	11,027	8,761
	Food Diagnostics Group	2,397	1,904	5,320	3,349
	Other	(775)	(743)	(1,700)	(1,541)

	Total	$ 31,055	$ 24,334	$ 56,356	$ 41,781

Gross Profit
(as a
percentage of	Companion Animal Group	49.8%	46.8%	48.6%	45.8%
revenue):	Water	67.3%	66.1%	67.3%	65.7%
	Food Diagnostics Group	61.4%	50.7%	60.4%	50.4%

Operating
Profit (as a
percentage of
revenue):	Companion Animal Group	20.8%	18.8%	18.7%	16.7%
	Water	45.9%	41.2%	44.4%	41.0%
	Food Diagnostics Group	20.6%	16.2%	22.8%	14.7%

- m o r e -

IDEXX Laboratories Announces Second Quarter Results
July 23, 2004

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		June 30,	December 31,
		2004	2003

Assets:	Current Assets:
	Cash and cash equivalents	$164,659	$186,717
	Short-term investments	48,057	33,988
	Accounts receivable, net	59,288	53,976
	Inventories	78,905	75,333
	Other current assets	20,332	20,575

	Total current assets	371,241	370,589

	Long-term investments	21,148	35,082

	Property and equipment - cost	128,422	112,023
	Less - Accumulated depreciation	71,913	66,799

	Property and equipment, net	56,509	45,224

	Other long-term assets, net	74,303	70,980

	Total assets	$523,201	$521,875

Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$ 19,467	$ 19,160
	Accrued expenses	60,700	72,416
	Notes payable	715	494
	Deferred revenue	8,167	8,275

	Total current liabilities	89,049	100,345

	Total long-term liabilities	9,515	7,452

	Partner’s interest in subsidiary	580	786

	Stockholders’ Equity:
	Common stock	4,513	4,439
	Additional paid-in capital	407,626	383,249
	Deferred equity-based compensation	576	138
	Retained earnings	282,051	240,350
	Treasury stock, at cost	(277,206)	(219,449)
	Accumulated other comprehensive income	6,497	4,565

	Total stockholders’ equity	424,057	413,292

	Total liabilities and stockholders’ equity	$523,201	$521,875

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Statistics (Unaudited)

		June 30,	December 31,
		2004	2003

Key
Balance Sheet
Statistics:	Days sales outstanding	40	38
	Inventory turns	1.7	1.9

- m o r e -

IDEXX Laboratories Announces Second Quarter Results
July 23, 2004

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2004	2003

Operating:	Cash Flows from Operating Activities:
	Net income	$ 41,701	$ 28,752
	Non-cash charges	17,043	18,790
	Changes in current assets and liabilities, net of
	acquisitions and disposals	(14,848)	18,048

	Net cash provided by operating activities	$ 43,896	$ 65,590

Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	(268)	(10,192)
	Purchase of property and equipment, net	(17,676)	(9,162)
	Acquisition of businesses and intangible assets	(5,392)	(50)
	Acquisition of equipment leased to customers	(1,230)	(1,004)

	Net cash used by investing activities	$ (24,566)	$ (20,408)

Financing:	Cash Flows from Financing Activities:
	Repayments of notes payable	(304)	(509)
	Purchase of treasury stock	(58,070)	(23,505)
	Proceeds from the exercise of stock options	16,910	15,118

	Net cash used by financing activities	$ (41,464)	$ (8,896)

	Net effect of exchange rate changes	76	1,360

	Net (decrease) increase in cash and cash equivalents	(22,058)	37,646

	Cash and cash equivalents, beginning of period	186,717	113,788

	Cash and cash equivalents, end of period	$164,659	$151,434

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2004	2003

Free Cash
Flow:	Net cash provided by operating activities	$ 43,896	$ 65,590
	Purchase of property and equipment	(17,676)	(9,162)
	Acquisition of equipment leased to customers	(1,230)	(1,004)

	Free cash flow	$ 24,990	$ 55,424

	Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets. Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

- I D E X X -